Translation
(Original in French)

SETTLEMENT AGREEMENT

BETWEEN THE UNDERSIGNED:

AGZ HOLDING, a société par actions simplifiée, having its registered office located at Immeuble Les Renardières, 3, place de Saverne, 92400 Courbevoie, whose identification number is 413 765 108 RCS Nanterre, represented by its Chairman,

OF THE FIRST PART,

ANTARGAZ, a société anonyme, having its registered office located at Immeuble Les Renardières, 3, place de Saverne, 92400 Courbevoie, whose identification number is 572 126 043 RCS Nanterre, represented by its Chief Executive Officer,

ON THE SECOND PART

AND

Mr. François VARAGNE, domiciliated 75116 PARIS.

ON THE THIRD PART
(hereafter collectively “the Parties”)

THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1:

Without acknowledgement of the merits of the position of AGZ HOLDING and ANTARGAZ, Mr. François VARAGNE waives expressly and definitively his right to challenge the removal from his duties as Chairman and CEO of ANTARGAZ and CEO of AGZ HOLDING and the conditions of his resignation from his duties as Director of said companies which took place at the Board meetings held on October 12, 2011.

ARTICLE 2:

In consideration for Mr. François VARAGNE’s undertaking, AGZ HOLDING undertakes to pay him a gross amount of one million Euros (1,000,000 €) as an all inclusive lump sum settlement amount which includes any amount payable under his severance agreement (the amount of which is 573,721 €) and additional consideration for Mr. François VARAGNE’s undertakings below.

Mr. François VARAGNE is fully informed of the fact that this amount is subject to social contributions, social taxes (CSG – CRDS) and taxes in the conditions set out in the applicable tax and social security laws and regulations and within the limits set out by the Interministerial Circular No. DSS/SD5B/2011/145 dated April 14, 2011.

AGZ HOLDING shall initiate the payment of the above-mentioned amount less any applicable social contributions, as soon as this agreement is signed, by cheque drawn to the order of Mr. François VARAGNE.

ARTICLE 3:

3.1	It is specified that for the fiscal year closed on September 30, 2011, Mr. François VARAGNE will receive a gross annual bonus of 218,085 euros.

3.2	In addition, for a period of thirteen months following the date of his removal (October 12, 2011), Mr. François VARAGNE will retain the right to exercise 109,000 stock-options which were granted on January 1st, 2006 and January 1st, 2007. All other options granted subsequently to Mr. François VARAGNE as well as performance units granted since January 1st, 2009 are forfeited in conformity with the applicable plan.

ARTICLE 4:

In consideration for the effective payment of the sum and benefits mentioned in Articles 2 and 3 of this agreement, Mr. François VARAGNE waives any present or future rights, lawsuits and claims related to the removal from his officerships and more generally waives any claims related to contractual or other obligations which he could assert against AGZ HOLDING, ANTARGAZ or any other company within their group.

Mr. François VARAGNE declares that he has no claim, action or request against UGI Corporation or any of its officers or employees, nor, more generally against the officers and employees of the subsidiaries of UGI Corporation.

Mr. François VARAGNE declares to have returned to ANTARGAZ all documents, files, chequebooks, credit cards, keys, computer, cell phone and other equipment, software or objects belonging to ANTARGAZ with the exception of the company car which Mr. VARAGNE shall continue to use until the end of the current leasing agreement.

He declares that he has received full payment of any compensation he may claim for whatever reason from AGZ HOLDING and ANTARGAZ.

Subject to the effective payment of the amount mentioned in Articles 2 and 3, he considers himself as fully satisfied in his claims and undertakes not to challenge the removal from his officerships.

ARTICLE 5:

Each of the Parties undertakes to abstain from making any statement or remarks that may denigrate or harm the personal or professional image of the other. This undertaking is a overriding condition to the signing of this agreement.

ARTICLE 6:

Mr. François VARAGNE undertakes to respect a strict obligation of confidentiality regarding any confidential information or data of any nature concerning AGZ HOLDING, ANTARGAZ and any companies or entities within their group.

ARTICLE 7:

Mr. François VARAGNE undertakes to cooperate with AGZ HOLDING, ANTARGAZ and their affiliates to complete the transition of matters with which he was familiar or responsible and to make himself available to answer questions or assist in matters which may require attention after the removal from his duties as chairman and CEO of ANTARGAZ and CEO of AGZ HOLDING.

ARTICLE 8:

The Parties mutually undertake to keep the existence and terms of this settlement agreement confidential. Such confidentiality may only be waived in the event of litigation with the tax or social security authorities or to the extent required by law or stock exchange listing requirements.

ARTICLE 9:

Each of the Parties represents that it freely consented to this agreement which is the expression of its clear will.

Subject only to its fulfilment, this agreement constitutes a valid settlement (transaction) between the parties pursuant to the provisions of articles 2044 et seq. of the Civil Code and, in particular article 2052 of the same code, which provides that the settlement agreement binds the parties with the force of a decision of justice not subject to appeal. Consequently this agreement settles definitively and without reservation any current or future dispute related to the termination of the officerships of Mr. François VARAGNE and, more generally of any legal relationship that had existed between Mr. François VARAGNE on one hand and ANTARGAZ and/or AGZ HOLDING on the other hand. It constitutes a waiver of any rights, proceedings and claims that may result therefrom.

Signed in three originals

In PARIS LA DEFENSE,
On October 12, 2011

(signature) For AGZ HOLDING	(signature) Mr. François VARAGNE

The Chief Executive Officer

(signature)

For ANTARGAZ
The Chief Executive Officer